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                                Exhibit No. 23.02



                       CONSENT OF KPMG PEAT MARWICK LLP



To the Board of Directors
Diamond Technology Partners Incorporated

We consent to incorporation by reference in this registration statement on Form S-8 of Diamond Technology Partners Incorporated of our report dated June 27, 1997, relating to the statements of net assets available for plan benefits of Diamond Technology Partners Incorporated 401(k) Plan as of December 31, 1996 and 1995, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 11-K of Diamond Technology Partners Incorporated 401(k) Plan.


                            KPMG Peat Marwick LLP


Chicago, Illinois
July 21, 1997